Homeland Stores, Inc.
                              P.O. Box 25008
                      Oklahoma City, Oklahoma 73125


                                            December 8, 1998




Mr. Prentess E. Alletag, Jr.
Homeland Stores, Inc.
P.O. Box 25008
Oklahoma City, OK 73125

Dear Prentess:

          The purpose of this letter is to confirm our understanding with respect to a termination of your employment with Homeland Stores, Inc. (the "Company"). This letter agreement supersedes all prior agreements between you and the Company with respect to your employment with the Company, including, without limitation, the letter agreement dated February 25, 1998.

          The Company may terminate your employment at any time for any reason. If the Company terminates your employment prior to December 31, 1999 for any reason other than Cause or Disability, the Company will (i) continue to pay you your base salary for one year after the date of your termination of employment, and (ii) within 5 business days after your employment terminates, pay you in a lump sum payment an amount equal to the product of (A) your target bonus under the Company's incentive bonus plan for the year in which your employment terminates and (B) a fraction, the numerator of which is the number of days during such year prior to and including the date of your termination of employment and the denominator of which is 365; provided, however, that such prorated bonus amount under clause (ii) above shall only be payable if, as of the date of such termination, the Company's actual results of operations, on a year-to-date basis for the most recently completed and publicly released fiscal quarter, are within 90% of the target level under the Company's Management Incentive Bonus Program.

          In the event (i) you terminate your employment for any reason, (ii) your employment terminates due to your death or Disability or (iii) your employment is terminated by the Company for Cause, you will only be entitled to receive the compensation and benefits payable to you under the Company's otherwise applicable employee benefit plans or programs.

          As used in this letter agreement, "Cause" means (i) your willful failure to perform substantially your duties as an officer and employee of the Company (other than due to physical or mental illness), (ii) your engaging in serious misconduct that is injurious to the Company, (iii) your having been convicted of, or entered a plea of nolo contendere to, a crime that constitutes a felony, (iv) your unauthorized disclosure of confidential information (other than to the extent required by an order of a court having competent jurisdiction or under subpoena from an appropriate government agency) that has resulted or is likely to result in material economic damage to the Company, or (v) any act of moral turpitude which has or may have an adverse effect on the Company, including, without limitation, commission of a felony or a misdemeanor involving moral turpitude. As used in this letter agreement, "Disability" means that, as a result of your incapacity due to physical or mental illness, you have been absent from your duties to the Company on a substantially full-time basis for 180 days in any twelve-month period and within 30 days after the Company notifies you in writing that it intends to replace you, you shall not have returned to the performance of your duties on a full-time basis.

          All amounts payable to you hereunder will be paid net of any and all applicable income or employment taxes required to be withheld therefrom under applicable Federal, State or local laws or regulations.

          If the foregoing accurately sets forth our understanding, please so indicate by signing below and returning one signed copy of this letter agreement to me.

                                   Sincerely,

                                   HOMELAND STORES, INC.


____________________________
                                   David B. Clark
                                   President and Chief
Executive Officer
ACCEPTED AND AGREED
as of this ____ day of December,
1998.

_________________________
Prentess E. Alletag, Jr.